EXHIBIT 21

List of Subsidiaries of the Registrant

SUBSIDIARIES OF THE REGISTRANT
NBT BANCORP INC. has the following subsidiaries, which are wholly owned:

NBT Bank, National Association
52 South Broad Street
Norwich, New York 13815
Telephone: (607) 337-2265
E.I.N. 15-0395735

NBT Financial Services, Inc.
52 South Broad Street
Norwich, New York 13815
Telephone: (607) 337-2265
E.I.N. 16-1576562

Hathaway Agency, Inc.
7 Church Street
Gloversville, New York 12078
Telephone: (518) 773-7981
E.I.N. 14-1484458